Exhibit 99.1

NEWS
FOR IMMEDIATE RELEASE

Contact Information:
ESS Technology, Inc.	Rebecca Mack
Investor Relations	Bergman Mack & Associates
(510) 492-1161	(949) 981-4496
rebecca@bergmanmack.com
ESS TECHNOLOGY MOURNS PASSING OF CHAIRMAN BRUCE J. ALEXANDER
     FREMONT, Calif., March 26 2008 — The management and board of directors of ESS Technology, Inc. (Nasdaq: ESST) today announced the passing of its chairman, Bruce J. Alexander. He died of natural causes at his home in the San Francisco Bay Area. He was 63.
     “We are all shocked and deeply saddened by the sudden loss. Bruce offered tremendous support, guidance, and leadership to me and the company, not only in the recent past but going back many years when he served as our lead investment banker,” said Robert Blair, president and CEO of ESS. “On behalf of all of ESS Technology’s employees, we extend our deepest condolences to Bruce’s family and friends. He was not only a highly accomplished business leader, but also a true gentleman and a personal friend, and he will be deeply missed by all who knew him.”
     Mr. Alexander served as the Chairman of the Board of ESS Technology from July 2007 and served as a member of ESS’s board of directors from February 2007. He also served as a member of the board of directors of SuperMicro Computer Inc. Previously, Bruce Alexander was a Managing Director with Needham & Company, LLC from April 1999 to April 2006 and prior to that from May 1994 to June 1997. He also served as President and Chief Executive Officer of Black & Company from June 1997 to April 1999, a regional investment bank acquired by Wells Fargo in 1999. Mr. Alexander held the position of General Partner with Materia Ventures, L.P.

from 1992 to May 1994 and served as President and Chief Executive Officer of Southwall from March 1987 to July 1991. He held various positions with Southwall, including Executive Vice President and Chief Financial Officer from February 1982 to March 1987. He later served as Chairman of the Board of Southwall, and as Chairman of the Board of Black & Company from June 1997 to April 1999. Mr. Alexander earned a B.A. from Duke University and held an M.S. in Management from Stanford University Graduate School of Business where he was a Sloan Fellow.
     Mr. Alexander is survived by his wife of 40 years, Kathleen, and his daughter Josette.
     Details regarding memorial services have not yet been announced.
About ESS Technology
     ESS Technology, Inc. designs and markets high-performance digital video processors for the consumer market.
     ESS, headquartered in Fremont, California, has R&D, sales, and technical support offices worldwide. ESS Technology’s common stock is traded on the Nasdaq Global Market under the symbol “ESST”. ESS Technology’s web site address is: http://www.esstech.com.
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